Exhibit 21

VARIAN, INC.

SUBSIDIARIES OF THE REGISTRANT
Fiscal Year 2002

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
JEM’SY	France
Varian (Shanghai) International Trading Co. Ltd.	China
Varian A.G.	Switzerland
Varian AB	Sweden
Varian Argentina, Ltd.	Delaware
Varian Australia Pty. Ltd.	Australia
Varian Australia, LLC	Delaware
Varian B.V.	The Netherlands
Varian Belgium N.V.	Belgium
Varian Canada Inc.	Canada
Varian Deutschland GmbH	Germany
Varian Gessellschaft mbH	Austria
Varian Holdings (Australia) Pty. Limited	Australia
Varian Iberica S.L.	Spain
Varian India Pvt. Ltd.	Delaware
Varian Industria E. Comercio Limitada	Brazil
Varian Instruments of Puerto Rico, Inc.	Delaware
Varian J.M.B.S., S.A.S.	France
Varian Limited	United Kingdom
Varian S.A.	France
Varian S.A.	Mexico
Varian S.p.A.	Italy
Varian Technologies Asia, Ltd.	Delaware
Varian Technologies China, Ltd.	Delaware
Varian Technologies Japan, Ltd.	Delaware
Varian Technologies Korea, Ltd.	Korea

All of the above subsidiaries are included in the Company’s consolidated financial statements. The names of certain consolidated subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.